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                                                                     Exhibit 5

                                          August 13,1999


The Board of Directors
Asche Transportation Services, Inc.
10214 North Mt. Vernon Road
Shannon, IL 61078

             Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Asche Transportation Services, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") to effect the registration, pursuant to the Securities Act of 1933, of 254,000 shares of common stock, par value $.0001 per share, which may be offered by the Company under its Stock Option Plan. In connection with this matter, we have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that the 254,000 shares of common stock, par value $.0001 per share, which will be offered by the Company pursuant to its Stock Option Plan, when issued and paid for as described in said Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                 /s/  Sachnoff & Weaver, Ltd.
                                 ----------------------------
                                      Sachnoff & Weaver, Ltd.